UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 24, 2026

CAPRI HOLDINGS LTD
(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
90 Whitfield Street
2nd Floor
London, United Kingdom
W1T 4EZ
(Address of Principal Executive Offices)
44 207 632 8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Ordinary Shares, no par value	CPRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Chief Financial Officer and Chief Operating Officer

On February 24, 2026, Capri Holdings Limited (the “Company” or “Capri”) announced that the Board of Directors appointed Tyler Reddien, age 49, as the Company’s Chief Financial Officer and Chief Operating Officer, effective as of March 30, 2026 (the “Commencement Date”).

Mr. Reddien joins the Company from Natura &Co where he held senior finance and strategy roles from 2019 through 2024. Most recently, he served as Chief Financial Officer of the The Body Shop from 2022 through March 2024, and prior to that he served as Vice President, Financial Planning and Analysis and Strategic Financial Projects for the group comprised of Natura, Avon, The Body Shop and Aesop. Prior to his tenure with Natura &Co, he was Senior Vice President and Chief Financial Officer, North America Rent-a-Car Operations, at Hertz. He also spent more than a decade at United Airlines in roles spanning financial planning, investor relations, strategic planning, and operations. Mr. Reddien holds a Bachelor of Science degree from Duke University and a Master of Business Administration from the University of Michigan.

There are no family relationships between Mr. Reddien and any director, executive officer or persons nominated or chosen to be a director or executive officer, there are no related party transactions between the Company and Mr. Reddien that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and there is no arrangement or understanding between Mr. Reddien and any other person pursuant to which he was selected to serve as the Chief Financial Officer and Chief Operating Officer of the Company.

Material Compensatory and Other Arrangements

In connection with Mr. Reddien’s appointment as Chief Financial Officer and Chief Operating Officer, the Company, Michael Kors (USA), Inc. (“MKUSA”) and Mr. Reddien entered into an Employment Agreement, dated as of February 24, 2026 (the “Reddien Employment Agreement”).

The following is a description of the material terms of the Reddien Employment Agreement. Unless otherwise expressly stated in the Reddien Employment Agreement, MKUSA is Mr. Reddien’s sole employer in respect of the services contemplated by the Reddien Employment Agreement and MKUSA will provide all payments and benefits to Mr. Reddien under the Reddien Employment Agreement. Accordingly, unless the context otherwise requires, references to the Company in the foregoing summary may refer to MKUSA, as applicable. The below description is qualified in its entirety by the terms of the Reddien Employment Agreement which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its annual report on Form 10-K for the fiscal year ending March 28, 2026.

The Reddien Employment Agreement provides that Mr. Reddien will serve as the Chief Financial Officer and Chief Operating Officer of Capri with effect from the Commencement Date, and will report to the Chief Executive Officer of Capri. Mr. Reddien’s employment will continue until terminated in accordance with, and subject to the terms and provisions of, the Reddien Employment Agreement.

Pursuant to the Reddien Employment Agreement, Mr. Reddien will receive an annual base salary of $700,000. His base salary will be subject to annual review and merit increases in the Company’s discretion.

Mr. Reddien will be eligible to participate in the Capri Holdings Limited Annual Cash Incentive Plan (which is a component of the Capri Holdings Limited Fourth Amended and Restated Omnibus Incentive Plan (together, as the same may be amended from time to time, the “Incentive Plan”)). Pursuant to the Reddien Employment Agreement, annual cash incentives will be based on a fixed percentage of Mr. Reddien’s base salary with the incentive levels set at 100% target – 200% maximum. Mr. Reddien’s actual annual cash incentive may range from 0% of base salary for performance below established thresholds to 200% of base salary for maximum performance (interpolated based on the actual level of attainment) with performance components, measures and target values established by the Company’s Board of Directors (the “Board”) (or appropriate committee thereof). All payments made pursuant to the annual cash incentive plan are subject to the terms and conditions of the annual cash incentive plan, as the same may be amended, modified, replaced or terminated from time to time, including, unless otherwise expressly stated, that Mr. Reddien be employed by the Company on the date any payment made pursuant to the annual cash incentive plan is actually paid to similarly situated executives.

On the first business day of the month following the Commencement Date, Mr. Reddien will receive a long-term incentive award under the Incentive Plan in an amount that is valued at approximately $500,000 based on the closing price of the Company’s ordinary shares on the New York Stock Exchange (the “NYSE”) on the date of grant in accordance with, and subject to, the terms and conditions of such Incentive Plan and the applicable award agreement (the “New Hire Grant”). The New Hire Grant shall be comprised of 100% restricted share units (“RSUs”) that will vest in equal installments over three (3) years on each anniversary of the grant date. In addition, in June 2026, in accordance with Capri’s annual performance review cycle, Mr. Reddien shall receive a long-term incentive award under the Incentive Plan in an amount that is valued at approximately $1,500,000 based on the closing price of the Company’s ordinary shares on the NYSE on the date of grant in accordance with, and subject to, the terms and conditions of such Incentive Plan and the applicable award agreement (the “June 2026 Grant”). The June 2026 grant shall be in such form and with such terms as the Board (or appropriate committee thereof) in its sole discretion determines shall apply to Mr. Reddien and similarly situated executives. Thereafter, on an annual basis, Mr. Reddien shall be eligible to receive discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined by the Board in its sole discretion in accordance with, and subject to, the terms and conditions of such Incentive Plan.

Mr. Reddien is entitled to twenty-five (25) vacation days per year under the Reddien Employment Agreement. In addition, Mr. Reddien will be eligible to participate in all employee benefit plans and programs, including, without limitation, medical, dental, vision, life insurance, disability insurance, deferred compensation program and 401(k), that MK USA provides generally to similarly situated executives. Mr. Reddien is also entitled to reimbursement for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Reddien Employment Agreement and the Company’s travel and expense reimbursement policies and procedures.

Mr. Reddien is eligible to receive up to $185,000 (including relevant tax liabilities) to cover reasonable costs and expenses associated with relocating from the United Kingdom to the New York Metropolitan area (the “Relocation Expenses”). If on or before the first (1st) anniversary of the Commencement Date, Mr. Reddien resigns (other than for Good Reason (as defined in the Reddien Employment Agreement) or the Company terminates Mr. Reddien’s employment for Cause (as defined in the Reddien Employment Agreement), Mr. Reddien shall promptly repay the Company in full for the total amount of such Relocation Expenses (inclusive of tax liabilities) actually paid by the Company on his behalf. In the event that on or before the first (1st) anniversary of the Commencement Date, the Company terminates Mr. Reddien’s employment without Cause or Mr. Reddien resigns for Good Reason, or if the Company revokes Mr. Reddien’s offer of employment or otherwise changes the terms of Mr. Reddien’s offer of employment in a manner that is materially adverse to Mr. Reddien, between the date the Reddien Employment Agreement is executed and the Commencement Date, then the Company agrees to pay up to $120,000 (inclusive of tax liabilities) for Relocation Expenses of Mr. Reddien back to the United Kingdom so long as such relocation occurs within one (1) year of the date Mr. Reddien’s employment is terminated or Mr. Reddien’s offer of employment is revoked or changed. In the event that Mr. Reddien resigns (other than for Good Reason) or the Company terminates Mr. Reddien’s employment for Cause after the twelve (12) month anniversary of the Commencement Date but prior to the twenty-four (24) month anniversary of the Commencement Date, Mr. Reddien shall repay the Company fifty percent (50%) of the Relocation Expenses (inclusive of tax liabilities) actually paid by the Company on his behalf calculated on a prorated basis for the period from the Commencement Date to the Termination Date.

The Company has also agreed to reimburse Mr. Reddien for reasonable and documented legal fees of up to $5,000 in connection with the negotiation of the Reddien Employment Agreement. Reimbursement for legal fees is considered a taxable benefit to Mr. Reddien.

Mr. Reddien is an employee at-will and either the Company or Mr. Reddien may terminate the employment relationship at any time and for any reason. Mr. Reddien has agreed that he will not terminate his employment for any reason other than Good Reason without giving the Company at least ninety (90) days prior written notice.

Mr. Reddien’s employment will terminate automatically upon his death. The Company may also terminate Mr. Reddien’s employment if he is unable to perform substantially all of the duties required under the Reddien Employment Agreement due to illness or incapacity during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve (12) month period.

The Reddien Employment Agreement sets forth Mr. Reddien’s rights to severance upon termination of employment under certain circumstances. In the event the Company terminates his employment without Cause (which the Company shall have the right to do at any time), or he resigns for Good Reason, and subject to Mr. Reddien providing the Company with an executed separation agreement and release (that is not subject to revocation) of claims against the Company and its affiliates and their respective directors, officers, employees, agents and representatives, which release is satisfactory in form and content to the Company’s counsel, and Mr. Reddien’s continued compliance with his post-termination restrictive covenants, the Company agrees to provide continuation of Mr. Reddien’s then-current base salary and continuation of his medical, dental and insurance benefits for a one (1) year period commencing on the termination date plus a cash payment equal to Mr. Reddien’s target annual cash incentive payment pursuant to the Incentive Plan for the fiscal year in which the termination date occurs pro rated from the first day of the fiscal year in which the termination date occurs up to and including the termination date (together, the “Reddien Severance Payments”).

The Reddien Employment Agreement defines “Cause” as the occurrence of any of the following events: (i) Mr. Reddien’s gross negligence, willful misconduct or dishonesty in performing his duties under the Reddien Employment Agreement; (ii) Mr.

Reddien’s conviction of a felony (other than a felony involving a traffic violation); (iii) Mr. Reddien’s commission of a felony involving a fraud or other business crime against the Company; or (iv) Mr. Reddien’s material breach of any of the covenants set forth in Section 6 of the Reddien Employment Agreement; provided that, if such breach is curable, Mr. Reddien shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to him.

“Good Reason” under the Reddien Employment Agreement means (i) the significant reduction of Mr. Reddien’s duties or responsibilities relating to the position of Chief Financial Officer and Chief Operating Officer, except with respect to any action initiated or recommended by Mr. Reddien and approved by Capri, (ii) the assignment to Mr. Reddien of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of the position of Chief Financial Officer and Chief Operating Officer, (iii) a reduction in base salary, (iv) Mr. Reddien’s principal office in NJ is relocated more than fifty (50) miles from its location immediately prior to such relocation, or (iv) a material breach by the Company of its obligations under the Reddien Employment Agreement, in each case, that the Company has failed to cure (as determined by Capri acting in good faith) within thirty (30) days following written notice from Mr. Reddien to Capri sent within sixty (60) days of the initial existence of such condition becoming known (or should have become known to them), and Mr. Reddien terminates his employment within thirty (30) days of the expiration of such cure period.

Mr. Reddien has agreed that all rights to the Company’s intellectual property are and will remain the sole and exclusive property of the Company and its affiliates, and Mr. Reddien remains obligated to maintain the confidentiality of the Company’s proprietary information. The Reddien Employment Agreement also includes non-disparagement covenants, and non-solicitation covenants that apply while Mr. Reddien is employed and for two (2) years thereafter.

To the extent permitted by law and the Company’s by-laws or other governing documents, the Company has agreed to indemnify Mr. Reddien with respect to any claims made against him as an officer or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of Mr. Reddien’s duty of loyalty to the Company or such subsidiary. During the term of Mr. Reddien’s employment and for as long thereafter as is practicable, the Company has agreed that Mr. Reddien shall be covered under a directors’ and officers’ liability insurance policy with coverage limits in amounts no less than that which the Company currently maintains as of the date of the Reddien Employment Agreement. Concurrently with the execution and delivery of the Reddien Employment Agreement, the Company and Mr. Reddien also entered into an Indemnification Agreement (with effect from the Commencement Date) in the form filed as Exhibit 10.3 to the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2025.

In addition, concurrently with the execution and delivery of the Reddien Employment Agreement, the Company and Mr. Reddien entered into a Change in Control Continuity Agreement (the “CIC Continuity Agreement”) in order to encourage the retention and focus of Mr. Reddien in the event of any potential change in control following the Commencement Date, to reflect contemporary market practice and to be consistent with the terms offered to similarly situated executive officers in the event of any potential change in control. The CIC Continuity Agreement becomes effective on a change in control of the Company and remains in effect for a two-year protected period thereafter, and will renew automatically for additional years commencing on the first anniversary of the effective date and each annual anniversary thereafter, unless notice of nonrenewal is provided. During such two-year period, Mr. Reddien would generally be entitled to compensation and benefits consistent with those applicable prior to the change in control, and if Mr. Reddien’s employment is terminated by the Company without Cause (as defined in the CIC Continuity Agreement) (and other than by reason of death or disability) or by Mr. Reddien for Good Reason (as defined in the CIC Continuity Agreement), Mr. Reddien would be entitled to receive the following payments and benefits, subject to an effective release of claims against the Company and its affiliates: (i) an amount equal to two-times the sum of his annual base salary and target annual cash incentive; (ii) a prorated target annual cash incentive for the portion of the Company’s fiscal year elapsed prior to the date of termination; (iii) a payment equal to the cost of the monthly COBRA premiums for group health care plan coverage for a period of 24 months; and (iv) outplacement services up to a maximum cost of $25,000. If Mr. Reddien’s employment is terminated during the protected period following a change in control due to death or disability, Mr. Reddien would not be entitled to the benefits described above, but would be entitled to receive a prorated annual cash incentive based on his target annual cash incentive opportunity and death or disability benefits not less than those provided prior to the change in control. The payments and benefits under the CIC Continuity Agreement are “double trigger”, and will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, unless Mr. Reddien would be better off on an after-tax basis receiving all such payments and benefits and paying his own excise tax. The CIC Continuity Agreement does not provide for an excise tax gross-up and includes perpetual confidentiality and non-disparagement covenants, and non-solicitation covenants that apply while Mr. Reddien is employed and for two years thereafter. The foregoing description is qualified in its entirety by the terms of the CIC Continuity Agreement which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its annual report on Form 10-K for the fiscal year ending March 28, 2026.

Interim CFO Termination of Position

Effective March 30, 2026, Mr. Rajal Mehta will cease to serve as the Company’s Interim Chief Financial Officer. Mr. Mehta will resume his prior role as Chief Financial Officer of the Michael Kors brand.

ITEM 7.01.     REGULATION FD DISCLOSURE.

On February 24, 2026, the Company issued a press release announcing the appointment of Mr. Tyler Reddien as Chief Financial Officer and Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.
99.1	Press Released issued by Capri Holdings Limited, dated February 24, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED
Date: February 25, 2026
	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Chief Legal & Sustainability Officer